Exhibit 10.44

LOCKHEED MARTIN MANAGEMENT INCENTIVE COMPENSATION PLAN

2005 CORPORATE PERFORMANCE OBJECTIVES

In accordance with its charter, the Management Development and Compensation Committee and the Stock Option Subcommittee (together, the “Committee”) of Lockheed Martin Corporation’s Board of Directors reviews and approves Corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance and recommends to the independent members of the Board the compensation level based on that evaluation. The Committee also makes recommendations to the independent members of the Board of Directors concerning the compensation of the Corporation’s other executive officers. On February 23, 2005, the Committee established the key performance objectives that will be used to evaluate corporate and executive officer performance for purposes of determining incentive compensation awards under the Lockheed Martin Management Incentive Compensation Plan (“MICP”) for 2005. The Committee generally reviews and makes annual incentive compensation awards in the first quarter following completion of each year. Each of the executive officers is assigned a targeted percentage (ranging from 45 percent to 100 percent) of base salary determined by the level of importance and responsibility of the participant’s position in the Corporation. The amount of incentive compensation generated by the target percentage is adjusted upwards or downwards after assessment by the Committee of corporate performance and the individual’s contribution to that performance. Following adjustment for corporate and individual performance ratings, the bonuses payable under the MICP for the executive officers can range from 0 percent to 195 percent of the target bonus amount, or higher at the discretion of the Committee. In determining the adjustment for individual performance, the Committee also considers subjective criteria, such as the accomplishment of individual goals and contributions to operational performance, as well as the individual’s implementation of and adherence to the Corporation’s policy on ethics and standards of conduct, customer satisfaction, teamwork, and retention and development of key personnel.

For 2005, the Committee plans to evaluate corporate performance, in part, by comparison of 2005 actual results to selected financial performance measures from the Corporation’s 2005 long-range plan. In evaluating 2005 MICP awards, the Committee plans to consider the following measures of financial performance: orders; sales; operating earnings before income taxes; operating margin; earnings per share; cash from operations; capital expenditures; and return on invested capital. Other objectives that the Committee plans to evaluate to determine MICP awards for 2005 include: the Corporation’s mission success; achievement of new business objectives; competitive win rates; ability to protect funding for existing programs; achievement of enterprise savings; reduction in the number of programs characterized internally as red or watch programs; achievement of corporate diversity maturity model objectives; achievement of hiring targets; introduction of a new leadership competency model; achievement of ethics awareness and compliance training objectives; review of various strategic human resources programs; and the ability to drive productivity improvement through the Corporation’s LM21 program. In addition, the Committee plans to consider the following measures: the Corporation’s success in institutionalizing horizontal integration; executing acquisitions opportunistically and efficiently; continuing compliance with Sarbanes-Oxley Act requirements; and fully integrating an enterprise-wide risk management program. Selection of and weighting of the various criteria in determining MICP awards is within the Committee’s discretion and may vary from year to year. The Committee retains discretion to determine the amount of actual awards, if any.